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                                  Exhibit 99.1

            [METROPOLITAN MORTGAGE & SECURITIES CO., INC. LETTERHEAD]


     Metropolitan Mortgage Sells Servicing Rights               For Immediate
     To More Than $1.8 Billion in Loans                         Release

SPOKANE, Wash., April 18, 2001 / Metropolitan Mortgage & Securities Co., Inc., announced today that it has sold the servicing rights to more than $1.8 billion in securitized mortgage and owned loans to Ocwen Financial Corporation (NYSE:OCN), a leading mortgage servicing company located in West Palm Beach, Florida. The servicing rights to approximately 31,000 loans will be transferred in this transaction.

"The transaction with Ocwen presents an exceptional opportunity for us," said
C. Paul Sandifur, Jr., President and Chief Executive Officer of Metropolitan Mortgage & Securities. "In late 2000, we initiated our aggressive long-term growth plans designed to redirect company resources to areas of more proven profitability. Selling the servicing rights to these loans will enable Metropolitan to do just that." Sandifur continued, "Ocwen is known to be a leader in the mortgage servicing industry and this will be a win-win for both companies."

"We are excited to partner with Metropolitan and provide them with the flexibility and the capacity they need to meet their strategic goals," said William C. Erbey Chairman and CEO of Ocwen Financial Corporation. "This transaction is an example of how we listen to our partners and customize solutions to fit their particular needs." Erbey continues, "with the close of this transaction we will have more than $20 billion in servicing rights under management contract and approximately 280,000 loans."

Cohane Rafferty Securities, LLC assisted Metropolitan Mortgage in this transaction.

Metropolitan Mortgage & Securities Co., Inc., headquartered in Spokane, Washington, is the parent company of 9 active subsidiary corporations with more than $1.1 billion in assets and annual revenues in excess of $150 million. Founded in 1953 by C. Paul Sandifur, Sr., Metropolitan Mortgage is a family-owned business that provides a wide range of financial services and investment products nationwide. Additional information about Metropolitan Mortgage is available at www.metmtg.com.

Ocwen Financial Corporation is a financial services company headquartered in West Palm Beach, Florida with $2.2 billion in assets. The Company's primary business is the servicing and special servicing of nonconforming and subprime residential and commercial mortgage loans. Ocwen also specializes in the related development of loan servicing technology and software for the mortgage and real estate industries. Additional information about Ocwen Financial Corporation is available at http://www.ocwen.com/.

For more information, please contact Erik Skaggs, Director of Market Development for Metropolitan Mortgage & Securities Co., Inc. at (509) 835-2051.

This press release contains forward-looking statements as contemplated by the safe harbor provisions under securities laws. Actual results may differ materially from these forward-looking statements as a result of various factors and risks. These forward-looking statements are based on information available to the company at the time of this release and the company assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance. Certain risks and uncertainties associated with the business are detailed in the company's most recent Forms 10-K and 10-Q which are on file with the SEC and available through www.sec.gov.